MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                 CODE OF ETHICS

                                       FOR

                     REGISTERED ALTERNATIVE INVESTMENT FUND
                             DISTRIBUTION ACTIVITIES











MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED ("MLPF&S") IS A REGISTERED BROKER-DEALER AND INVESTMENT ADVISER AND A WHOLLY-OWNED SUBSIDIARY OF BANK OF AMERICA CORPORATION ("BAC"). PRIOR TO JANUARY 1, 2009, MLPF&S WAS A WHOLLY-OWNED SUBSIDIARY OF MERRILL LYNCH AND CO., INC. ("ML&CO.", "MERRILL LYNCH" OR THE "FIRM"). THE MLPF&S REGISTERED ALTERNATIVE INVESTMENT FUND CODE OF ETHICS ("CODE OF ETHICS") IS SUPPLEMENTAL TO THE GENERAL COMPLIANCE MATERIALS APPLICABLE TO ALL MLPF&S PERSONNEL.




AUGUST, 2009

I. PURPOSE AND SCOPE
--------------------

This Code of Ethics sets forth the policies and procedures required pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and is intended to only apply to certain MLPF&S associates involved in placement agency activities ("Access Persons" for purposes of Rule 17j-1 under the Investment Company Act) in regard to registered alternative investment fund distribution ("Registered AI Fund Distribution") and assist them in meeting the high standards MLPF&S follows in conducting its business. Such Access Persons are referred to herefrom as "Associates,"and include any MLPF&S employee engaged in Registered AI Fund Distribution who:

     o has access to nonpublic information regarding an Investment Company Act registered fund clients' (each a "Fund" and collectively, the "Funds") purchase or sale of securities,

     o  is involved in making securities recommendations to the Funds;

     o  has access to Fund securities recommendations that are nonpublic, or

     o  is designated as an Associate by the CCO.

  o  Associates  include, but are not limited to:
        o Associates   of  MLPF&S  who  are  engaged  in   Registered   AI  Fund
          Distribution; and
        o Any other person so designated in writing by the CCO.

The term "Associates" shall not include any person who is already subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of a code of ethics adopted by an investment adviser, administrator or their affiliates, including affiliated service providers, in compliance with Rule 17j-1 under the Investment Company Act or Rule 20A-1 under the Investment Advisers Act of 1940, as amended.

One of MLPF&S's most important assets is its reputation for integrity and professionalism. The responsibility of maintaining that reputation as it relates to this Code of Ethics rests with all Associates.

MLPF&S's business is built on a foundation of trust. Maintaining the trust of MLPF&S's clients, BAC shareholders, regulators, and the general public is an employee's first obligation. Associates must comply with applicable federal and state securities laws. Among other things, they may not make illegal use of inside information or engage in fraudulent or manipulative practices. Additionally, all Associates must adhere to the Bank of America Code of Ethics


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


and Merrill Lynch Principles: Client Focus; Respect for the Individual; Teamwork; Responsible Citizenship; and Integrity.

This Code of Ethics is based on the fundamental principle that MLPF&S and its Associates must put client interests first. This Code of Ethics and other written policies and procedures contain procedural requirements that Associates must follow to meet legal and regulatory requirements. This Code of Ethics and other written policies and procedures instruct Associates to use MLPF&S's assets, including confidential information, only for legitimate business purposes - and not for their own personal benefit. Associates may not take advantage of their position for the purpose of furthering any private interest or as a means to making any personal gain. Associates must maintain the confidentiality of client information in accordance with MLPF&S's privacy and confidentiality policies.

To implement the above principles and standards, this Code of Ethics includes procedures in the following important areas:

     o  Personal trading restrictions  relating to the investment  activities of
        Associates,   including  a  requirement  that  Associates  report  their personal securities transactions and holdings; and

     o Procedures established by MLPF&S to prohibit Associates from engaging in securities transactions based on "inside information" or disseminating inside information to others who might use that knowledge to trade securities.










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


THIS CODE OF ETHICS SETS FORTH:
-------------------------------

     o The high standards of business conduct that MLPF&S requires of all Associates when providing services to the Funds.

     o The requirement that Associates comply with all applicable securities and related laws and regulations.

     o Personal trading policies designed to prevent and detect inappropriate trading practices and activities by Associates.

     o  Pre-clearance and reporting requirements of Associates.

     o  Policies   intended  to  prevent  the  misuse  of  material   non-public
        information.

     o The requirement that MLPF&S imposes on all Associates to report any violation or suspected violation of this Code of Ethics to their manager, the Legal Department, the Chief Compliance Officer for MLPF&S's distribution/retail brokerage business or his/her designee(s) ("CCO"), and/or the BANK OF AMERICA ETHICS AND COMPLIANCE HOTLINE (the "Ethics Hotline").

     o The requirement that all Associates certify that they have received this Code of Ethics. MLPF&S expects all Associates to comply not only with the letter but also with the spirit of the requirements set forth herein.

The requirements of this section of this Code of Ethics apply to all Associates.

MLPF&S'S SECURITIES-RELATED REGISTRATIONS AND REGULATION
--------------------------------------------------------

MLPF&S'S REGISTRATIONS
----------------------

MLPF&S is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the Securities Exchange Act of 1934 (the "Exchange Act"). As a broker-dealer, MLPF&S provides placement agency services to the Funds.

REGULATION OF MLPF&S
--------------------

In offering its placement agency services to the Funds, MLPF&S is:

     o subject to regulation under the Investment Company Act and the rules and regulations thereunder;

     o  subject  to  various  other  federal  and  state  statutes,   rules  and
        regulations; and


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


     o  subject  to  regulatory  and  self-regulatory   organization  rules  and
        regulations.

II.  PERSONAL TRADING RESTRICTIONS, PRE-CLEARANCE AND REPORTING REQUIREMENTS
----------------------------------------------------------------------------

All Associates are subject to personal trading, pre-clearance, and reporting requirements as identified in this Section. Associates should familiarize themselves with the specific personal trading policies mandated by their business unit.

A. PERSONAL TRADING RESTRICTIONS
--------------------------------

1. ACCOUNTS.

The securities accounts of all Associates must be held with MLPF&S, or with the subsidiary with which the Associate is affiliated, unless permission is obtained from the Firm's Compliance Department. This policy also applies to the immediate families of Associates (e.g., spouses, children and any dependent relatives) and any account in which the Associate has a financial interest or exercises control.

2. BANK OF AMERICA/MERRILL LYNCH'S "24-HOUR RULE" AND RESTRICTED LIST.

Bank of America/Merrill Lynch maintains a "24-hour List" in addition to a "Restricted List". Specific requirements prohibiting the trading of securities on these Lists are included below.

A. 24-HOUR RULE

Associates may not purchase or sell securities on Bank of America/Merrill Lynch's 24-hour List for an account in which they have an interest, or for any personal account over which they have investment discretion.

B. RESTRICTED LIST

For securities placed on the Bank of America/Merrill Lynch Restricted List, trading may be limited or prohibited, depending on the nature of the restriction. Associates must check the Bank of America/Merrill Lynch Restricted List found on the Legal Department website before engaging in transactions for their personal or related accounts.



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


3. INITIAL PUBLIC OFFERINGS.

The purchase by an Associate of equity securities offered in an initial public offering is prohibited. Associates are further required to pre-clear purchases of all other initial public offerings.

4. PRE-CLEARANCE OF OUTSIDE INVESTMENTS AND INTERESTS.

Industry rules and BAC policy prohibits Associates from participating in certain outside investments and activities without prior written approval. Associates must notify and obtain approval from both their manager and the CRM (a central review unit, such as the AIM Group or the Central Supervisory Desk, in accordance with applicable policies) prior to engaging in any proposed outside investment or activity, including limited offerings (limited offerings include, but are not limited to, private equity partnerships, hedge funds, limited partnerships and venture capital funds), to determine whether it would be in conflict with Firm policy or applicable laws, rules or regulation.

5. BANK OF AMERICA STOCK AND RELATED OPTIONS.

No transactions in securities issued by BAC or its affiliates may be effected while an Associate is in possession of material nonpublic information.

6. INITIAL AND ANNUAL HOLDING REPORTS AND QUARTERLY TRANSACTION REPORTS.

Associates are required to complete initial and annual disclosures relating to their accounts and holdings in accordance with Applicable Policies. Associates are required to report the title, number of shares and principal amount of each Covered Security in which the Associate had any direct or indirect beneficial ownership when the person became an Associate no more than 10 days after the person becomes an Associate; and the name of any broker, dealer or bank with whom the Associate maintained an account in which any securities were held for the direct or indirect benefit of the Associate as of the date the person became an Associate. The date that the report is submitted by the Associate must also be included. This information should be submitted to Robert Zakem, Chief Compliance Officer of Merrill Lynch Alternative Investments or his delegate.

Additionally, Associates are required to annually report the title, number of shares and principal amount of each Covered Security in which the Associate had any direct or indirect beneficial ownership, the name of any broker, dealer or bank with whom the Associate maintains an account in which any securities are held for the direct or indirect benefit of the Associate. The date that the report is submitted by the Associate must also be included. This information should be submitted to Robert Zakem, Chief Compliance Officer of Merrill Lynch Alternative Investments or his delegate.


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


Finally, Associates are required to report specific information with respect to any transaction during the quarter in a Covered Security in which the Associate had any direct or indirect beneficial ownership. In this report, Associates must provide the date and nature of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved. Associates must also provide the price of the Covered Security at which the transaction was effected, the name of the broker, dealer or bank with or through which the transaction was effected, and the date that the report is submitted. This information must be provided no later than 30 days after the end of a calendar quarter. The date that the report is submitted by the Associate must also be included. This information should be submitted to Robert Zakem, Chief Compliance Officer of Merrill Lynch Alternative Investments or his delegate.

7. REVIEW OF TRANSACTIONS AND HOLDINGS REPORTS.

All transactions reports and holdings reports (e.g., EARS reports for MLPF&S accounts and duplicate statements and confirms provided for approved outside accounts) will be reviewed by department heads (or their designees) with respect to Associates in keeping with EARS and the fundamental guidelines described in this Code of Ethics.

8. LIMITED OFFERINGS.

All Associates are required to obtain prior approval before the purchase of a limited offering (limited offerings include, but are not limited to, private equity partnerships, hedge funds, limited partnerships and venture capital funds). In addition, no order for a limited offering issued by BAC or an affiliate should be filled for an Associate if a client order for the same limited offering will not be satisfied.

III. USE OF INFORMATION, ADVANCE INFORMATION AND MATERIAL NONPUBLIC INFORMATION
-------------------------------------------------------------------------------

Associates must comply with applicable BAC and Merrill Lynch policies regarding Use of Information, Advance Information and Material Nonpublic Information.

No Associate may use his or her position or knowledge of Merrill Lynch or customer activities to gain personal benefit at the expense of customers.
Associates must be prepared to disclose to authorized supervisors sufficient information about their financial affairs to comply with this policy.

Information that is produced by Bank of America/Merrill Lynch for use by its customers, and which might reasonably be expected to have some influence on the market price of the product being discussed, may not be acted upon by


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


Associates until customers have had a reasonable opportunity to receive and assess the information.

MATERIAL NONPUBLIC INFORMATION
------------------------------

Material nonpublic information relating to BAC or any other issuer may not be acted upon by an Associate for his or her own benefit or for the benefit of others, nor disclosed to anyone except in accordance with established procedures that have been approved by the Legal Department.

Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, OR it could reasonably be expected to have a substantial effect on the price of BAC or any other issuer's securities. While it is not possible to create an exhaustive list, the following items are some of the types of information that should be reviewed carefully to determine whether they are material:

     o earnings information, including whether BAC or any other issuer will or will not meet expectations;

     o  inflows or outflows of client assets or assets under management;

     o  changes  in  control,  mergers,   acquisitions,   tender  offers,  joint
        ventures, divestitures, or changes in assets;

     o new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of an important contract);

     o  changes in management, key personnel, or employee turnover;

     o  changes in compensation policy;

     o a change in auditors or auditor notification that an issuer may no longer rely on an audit report;

     o events regarding an issuer's securities - e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities;

     o  significant litigation; and

     o  bankruptcy, corporate restructuring or receivership.


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


"Nonpublic" information is information that has not been disclosed to the general public by means of a press release, SEC filing or other media for broad public access. Disclosure to even a large group of analysts does not constitute disclosure to the public.

IV. ACKNOWLEDGEMENT OF RECEIPT OF THIS CODE OF ETHICS AND RECORD KEEPING
------------------------------------------------------------------------
REQUIREMENTS
------------

A.  ACKNOWLEDGEMENT OF RECEIPT OF THIS CODE OF ETHICS
-----------------------------------------------------

Each Associate will be required annually to acknowledge receipt of this Code of Ethics and certify that they have read, understand and agree to abide by this Code of Ethics.

B. RECORD KEEPING
-----------------

Copies of all Associates' employee account records must be "maintained and preserved" in accordance with EARS and the Firm's record retention policies.

Copies of all Associates' account statements and trade confirmations for all approved "outside" brokerage accounts must be maintained on file and readily available upon request. Account statements and trade confirmations for all approved "outside" accounts will be kept by the manager/supervisors or a central review unit, such as the AIM Group or the Central Supervisory Desk, in accordance with Applicable Policies.

In addition, the following records will also be kept on file:

     o A copy of all Codes of Ethics and relevant MLPF&S policies and procedures in effect within the past five years.

     o Original reports and records used in conjunction with the above referenced policies.

     o Documentation used in conjunction with all violations of this Code of Ethics and actions taken.

     o Copies of all initial, annual and other reports ("EARS") made by Associates, including any information provided in lieu of such reports (duplicate statements and confirms).

     o A copy of all written acknowledgments for all persons who currently are, or within the past five years were, Associates, certifying receipt of this Code of Ethics.


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


     o A record of the names of persons who currently are, or within the past five years were, Associates.

     o Record of approval in connection with any pre-clearance process under this Code.

V. REPORTING VIOLATIONS, SANCTIONS, AND QUESTIONS CONCERNING THIS CODE OF ETHICS
--------------------------------------------------------------------------------

A. REPORTING VIOLATIONS AND SUSPECTED VIOLATIONS OF THIS CODE OF ETHICS AND
---------------------------------------------------------------------------
RELATED COMPLIANCE POLICIES
---------------------------

MANAGEMENT RESPONSIBILITIES


It is the responsibility of management to establish controls to minimize and, where practicable, detect violations of this Code of Ethics. Each manager should be familiar with the possible violations which could occur in his/her area and be alert to any indication thereof.

If a violation is suspected or detected, it is the responsibility of the manager initially to contact his/her direct supervisor or, if this is impractical or inappropriate, contact the CCO or the Legal Department.

If a matter is reported to a manager, on an anonymous or confidential basis, he/she should obtain as much specific data as possible from the person making the report and then promptly contact the CCO or the Legal Department to report the incident and obtain instructions on how to proceed.

Annually, MLPF&S must furnish a report to the Fund's board of directors, describing all issues arising under the Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations. This annual report must also certify that the Fund has adopted procedures reasonably necessary to prevent Associates from violating the Code of Ethics.

Protecting the Firm's reputation is everyone's responsibility, and the Ethics Hotline is a confidential way for all Merrill Lynch Associates to report situations that may violate our standards of business conduct or this Code of Ethics.

While the types of incidents may vary widely, Associates have an obligation to report questionable incidents that could result in unethical or illegal behavior.

We encourage Associates to report incidents to managers, but we recognize that there are some circumstances where Associates may feel more comfortable using the Ethics Hotline. Associates who call or write to the Ethics Hotline do not have to identify themselves. All calls and letters are given promptly to experienced


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


personnel, and if an investigation is begun, it will be kept as confidential as possible.

No employee will be penalized or retaliated against in any way for reporting inappropriate conduct to the Ethics Hotline.

For information on contacting the Ethics  Hotline,  refer to the following link:
HTTP://OGC.WORLDNET-QA.ML.COM/HOTLINE_ETHICS_M.ASP

B. SANCTIONS
------------

In the event of a failure by any Associate to comply with the provisions of this Code of Ethics or of applicable securities laws, MLPF&S may impose disciplinary action up to and including termination.

Consistent with the statement of the SEC in connection with its adoption of Rule 17j-1 of the Investment Company Act, violations of this Code of Ethics are not to be construed as per se violations of the law.

C. QUESTIONS CONCERNING THIS CODE OF ETHICS
-------------------------------------------

Given the potential consequences of violations of this Code of Ethics, MLPF&S urges all Associates to seek guidance from MLPF&S management, the Legal Department, and the Compliance Department with respect to issues that may arise. Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations will inevitably arise that will require interpretation of this Code of Ethics and other compliance materials to particular circumstances. Please do not attempt to resolve such questions yourself.

MLPF&S may grant exceptions to the requirements set forth in this Code of Ethics under appropriate circumstances. However, MLPF&S cannot guarantee that it will grant an exception in any particular case.

D. MATERIAL REVISIONS OF THIS CODE OF ETHICS

Each Fund's board must approve a material change to this Code of Ethics no later than six months after adoption of the material change.




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